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                                                                   EXHIBIT 10.43

         MANAGING DIRECTOR'S CONTRACT OF EMPLOYMENT DATED JUNE 22, 1993

                                     between

1.      DOMILENS Vertrieb fur medizinische Produkte GmbH, represented by

        a)      Guenther Roepstorff, shareholder

        b) FRISIA BV, Shareholder, represented by its Managing Director with sole powers of representation

        -       referred to below as "Company" -

and

2.      Mr. Guenther Roepstorff, Achtern Felln 20, 2087 Hasloh

ARTICLE 1 TASKS AND OBLIGATIONS

1. By virtue of a resolution of the meeting of shareholders of 22 May 1987 Mr. Roepstorff has been appointed as Managing Director immediate effect. He has sole authority to represent the Company. Mr. Roepstorff is exempt from the restrictions set out in s. 181 of the German Civil Code (BGB).

2. Mr. Roepstorff shall manage the business in compliance with the law, the provisions of this contract of employment and the Company's shareholders' agreement.

3. In the Company's line of business Mr. Roepstorff may conduct transactions on his own account and on the account of third parties, act on behalf of other companies or become a shareholder in such companies. The exemption is exclusively restricted to trade with all ophthalmology products, particularly with diagnostic and optical goods and with pharmaceuticals, in as far as these products were not part of the Company's distribution programme on 1 January 1993.

        The exemption from the prohibition of competition is non-gratuitous. The consideration shall amount to 20% of the annual profit as stated in the commercial balance sheet before tax as a result of this work.

4. This shall only apply to companies in which Mr. Roepstorff is a shareholder if court rulings concerning the assumption of a disguised profit distribution in the case of a gratuitous exemption from the prohibition of competition also extends to the activities of such companies.

        The agreed share of the profit shall be adjusted in accordance with any change in the circumstances.

ARTICLE 2 THE TERM OF THE CONTRACT OF EMPLOYMENT

1. This contract of employment shall commence on 1 January 1993 and may not be terminated before 31 December 1995. It shall be renewed for three years if it is not terminated at least six months before 31 December 1995 or six months before the end of one of the subsequent three-year periods.

2.      Notice of termination must be given in writing.

3. Mr. Roepstorff's appointment as Managing Director may be revoked at any time by a resolution of the meeting of shareholders without prejudice to his claims to compensation under this contract of employment. The revocation shall be regarded as the termination of the contract of employment by the next possible date.

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4.      The control of employment shall end without notice of termination being needle at the end of the month in which Mr. Roepstorff reaches the age of 65.

ARTICLE 3 EMOLUMENTS

1. In return for this services Mr. Roepstorff shall be paid the following remuneration:

a) a gross annual salary of DM 234,000. -- which shall be paid in eleven equal installments of DM 18,000.- at the end of each month and DM 36,000.- on 30 November of each year,

b) a commission of 5% on all sales of lenses achieved in a sales area personally attended to by Mr. Roepstorff, payable at the end of the month following the month in which the sales are achieved,

c) an annual management bonus to be decided on by the meeting of shareholders after the adoption of the annual financial statements taking account of the business results for the financial year and Mr. Roepstorff's achievements,

d) expenses according to the expenses incurred and vouchers, payable at the end of the month in which the expenses are incurred.

2. In addition to the remuneration set out in para. 1 Mr. Roepstorff shall be given a car for business purposes and for his own personal use within the framework decided on by the meeting of shareholders.

        The tax payable on this remuneration in kind shall be bome by Mr. Roepstorff.

ARTICLE 4 EMOLUMENTS IN THE EVENT OF SICKNESS, ACCIDENT, DEATH

1. If Mr. Roepstorff should be temporarily unfit for work due to sickness or for any other reason which is not his own fault, Mr Roepstorff shall keep his claims to the emoluments set out in Article 3 para. 1 (salary and guaranteed management bonus) as long as he remains unfit for work up to an uninterrupted period of six months.

2. If Mr. Roepstorff should pass away during the term of the contract of employment, his widow and his legitimate children, if they have not yet reached the age of 25 and are still learning a trade or profession, shall, as joint and several creditors, have a claim to the continuing payment of the salary set out in Article 3 para. 1 a) for the month in which Mr. Roepstorff passes away and for twelve months following this month.

3. The Company shall insure Mr. Roepstorff against accidents to the extent that is usual for the Company's managing directors.

ARTICLE 5 VACATION

Mr. Roepstorff shall be entitled to an annual vacation of 30 working days which may also be taken in parts.

ARTICLE 6 DIRECT INSURANCE

1 a) The Company has already taken out an endowment insurance in Mr. Roepstorff favour. This shall be continued on the previous terms

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1.b)    With effect from 1 January 1993 the Company shall take out an endowment insurance in Mr. Roepstorff `s favour which shall guarantee him a monthly pension of at least DM 8,000.- when he reaches the age of 65. The sum insured shall be increased by benefits from profit sharing. It shall be due for payment on Mr. Roepstorff's death and no later than by the date when he reaches the age of 65.

2. The beneficiary for the insurance benefits are Mr. Roepstorff or, if he should pass away, the persons that Mr. Roepstorff has indicated to the Company. If Mr. Roepstorff has not indicated any persons to the Company the beneficiaries shall be his heirs.

3. The insurance premiums shall be paid by the Company as the policyholder. In addition to this, the Company shall pay the wage tax and church tax payable on the premiums. The wage tax and church tax on the premiums is payable at the end of the calendar year.

4. If the contract of employment should end before the insured event, the claims under the contract of insurance shall be limited to the benefits that are payable under the contract of insurance due to the payment of premiums until the date that Mr. Roepstorff leaves the Company (s. 2 para. 2 BetrAVG). Mr. Roepstorff shall have the right to continue the contract of insurance by paying the premiums himself or to convert it into a policy on which no premiums are payable.

5. It is not permitted to use the irrevocable right to benefits as security for a loan nor to assign or pledge this right.

ARTICLE 7 FINAL PROVISIONS

1. If any term of this contract of employment should be void, either in part or in full, or if it should cease to be legally valid at a later date, this shall not affect the validity of the remaining terms. In as far as it is legally permissible, the invalid term shall be replaced by another appropriate provision which comes closest in a commercial sense to what the Contracting Parties intended or would have intended if they had given consideration to the fact that the provision was void.

2. Any amendments or additions to this contract of employment must be made in writing.

3. This agreement shall replace the existing contract of contract of employment between the Parties dated 12 June 1987.


Hamburg, 22 June 1993

(Hamburg crossed out and replaced by an illegible word - translator's note.)




(signature)                                   (signature)

The Company                                   Gunther Roepstorff